                                                                Exhibit 10(e)

                            LANIER WORLDWIDE, INC.
                          KEY CONTRIBUTOR BONUS PLAN
                                  ALTERNATE



GENERAL INFORMATION:

    The Key Contributor Bonus Plan (alternate) is an annual bonus plan based on revenue growth over the previous fiscal year and actual profit-after-tax results relative to the Annual Incentive Plan (AIP) for Lanier Worldwide, Inc. and its operating units. The plan is intended to motivate and reward key contributors for their leadership and contributions within their business units. This plan is intended as an alternate to the Return on Capital Key Contributor Plan for use in instances where the company wishes to place greater emphasis on profit.

PARTICIPATION ELIGIBILITY:

    Participants eligible for this plan are exempt, non-sales employees as approved by management.

PARTICIPATION LEVELS:

    The bonus potential of participants in this plan is determined on an individual basis.

MAXIMUM BONUS POTENTIAL:

    Participants in this plan may earn up to 120% of their annual target bonus if the profit and revenue growth results of their measurement unit exceed the profit and sales goals established.

MEASUREMENT UNIT(S):

    The measurement unit for each participant in this plan must be designated. The measurement unit for a participant may be any organizational unit with an independent AIP, or any combination of such units. The unit(s) used as the measurement for an individual participant will be determined by management on the basis for the individual's sphere of influence and contribution.

BONUS PAYMENTS:

    Up to 20% of the annual target bonus opportunity will be advanced quarterly based on results for each of the quarters. The remaining 20% will be based on total year results. Payments are made quarterly approximately six weeks following the end of the first three quarters. The final year-end payment is made following the formal audit certification for the year. Employees must be actively employed on the last day of a quarter to qualify for the bonus calculated for that time frame.

BONUS MEASUREMENT:

    Eighty percent (80%) of the plan is based on profit-after-tax and twenty percent (20%) on revenue growth. If the maximum quarterly bonus opportunity (i.e. 20% of annual target bonus) is not achieved in any of the first three quarters, the deficiency can be caught up in subsequent quarters based on a year-to-date calculation, provided the subsequent quarter results are one hundred percent (100%) or greater of the bonus measurement criteria. This plan provides a provision to earn in excess of the target annual bonus for exceeding the final year-end plan. This provision does not apply to quarterly calculations.

    In order to earn a bonus under the revenue growth measurement a minimum of 75% of the previous year's revenues must be attained. A minimum of 70% of AIP profit after tax must be achieved for a bonus payment under the profit measurement.

        Revenue Growth Measurement             Profit-After-Tax Measurement
    -----------------------------------     -----------------------------------

    % of Previous Year's      % of Bonus           % of AIP           % of
    Revenue Attained           Earned             Attained        Bonus Earned
    ----------------         ---------             -------        ------------
    Under 75                    -0-               Under 70            -0-
          75                     20                     70             40
          80                     30                     75             55
          85                     40                     80             70
          90                     75                     85             80
          95                     85                     90             85
         100                     90                     95             95
         110                    105                    100            100
         120                    120                    105            105
    Over 120                    120                    110            110
                                                       120            120
                                                  Over 120            120

    Prorations will apply for attainment between the defined levels. The payout formula for executives may differ from the above outline, but may not exceed the percentages defined.

SPECIAL PROVISIONS:

    New Hires: A participant's initial participation will be prorated according to the date of hire or addition to the plan. Employees who begin participation prior to or on the 15th of the month will be bonus eligible as of the first of the month in which they become a participant. Employees who begin participation on or after the 16th of the month will be eligible as of the first of the following month.

    Terminations: Employees must be actively employed on the last day of a quarter to qualify for the bonus calculated for that time frame.

    Retirement or Death: In the event that an employee retires or dies during the year, the employee will be eligible for prorated bonus payments at the end of the last quarter worked and at the end of the fiscal year.

    Leaves of Absence: Employees who go on leave of absence will not be eligible for bonus beginning the first day of the month following their last day of active employment. Employees returning from leave of absence will begin eligibility on the first day of the month in which they return to work, IF they return on or before the 15th of the month. If an employee returns on the 16th or later, bonus eligibility will be reinstated on the first day of the month following the return.

    Promotions: In the event participation in this plan is affected by a promotion, prorations will apply. Prorations will be based on the same criteria as new hires.

    Demotions/Transfer: In the event a participant is demoted or transferred to a position not eligible to participate in this plan, participation for the quarter in which the demotion/transfer takes place will be prorated, provided the employee is still actively employed on the last day of the quarter. Prorations will use the same criteria as new hires to determine eligibility for the month of the position change. The twenty percent of the annual bonus based on total year results will be prorated under this same criteria and the number of months worked during the fiscal year. If a participant in the plan is demoted or transferred to a position qualilfying to participate in the plan at a lesser bonus level, participation in the plan will continue for the year with appropriate prorations based on the same criteria as new hires.

    The company reserves the right to adjust the total bonus payout on a final year-to-date basis (fourth quarter and final year-end payout), if the actual quarterly bonus payout computation exceeds the total year bonus payout computation by more than 10%.

BONUS PERIOD:

    This is a fiscal year plan. Each fiscal year (July 1 to June 30) is an independent plan year. Carryovers from one fiscal year to another are not permitted.

ADMINISTRATION:

    Participation in this plan is at the discretion of Lanier Worldwide, Inc. All interpretations and exceptions to the plan are reserved for senior management of the company.

REVISIONS:

    This plan may be modified, replaced or canceled at any time as deemed appropriate by Lanier Worldwide management.

LIMITATION:

    Participants in this plan may not participate in any other annual incentive plan.